Exhibit 99.1

OPTIMUM BANKHOLDINGS TRANSFERS LISTING OF COMMON STOCK TO

THE NYSE AMERICAN

Fort Lauderdale, FL, Dec. 19, 2024 — OptimumBank Holdings, Inc. (NASDAQ: OPHC) (“OptimumBank” or the “Company”) today announced today that it is transferring the listing of its common stock to the NYSE American from The Nasdaq Stock Market LLC (“Nasdaq”).

OptimumBank’s common stock is expected to begin trading on the NYSE American on December 31, 2024, under the ticker symbol of “OPHC.” The Company expects its common stock to continue to trade on Nasdaq until the close of the market on December 30, 2024.

“We are excited to announce our new listing on the NYSE American. We believe this strategic move will help us increase the liquidity and visibility of our common stock and company as we join many other successful banks and companies, such as Strawberry Fields REIT, Inc. (STRW), in trading on the NYSE American,” said Moishe Gubin, Chairman of OptimumBank.

“The NYSE is thrilled to welcome OptimumBank to our community,” said Chris Taylor, Vice President, Global Head of Listings and Services at NYSE Group. “As the listing home to many of our nation’s regional banks, the company should feel right at home among its peers.”

OptimumBank Holdings, Inc.

OptimumBank Holdings, Inc. is a Florida corporation formed in 2004 as a bank holding company for OptimumBank (the “Bank”). The Company’s only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered bank established in 2000, with deposits insured by FDIC. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward and Miami-Dade Counties, Florida.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with the integration of acquired websites, possible inadvertent infringement of third-party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. OptimumBank Holdings, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made, and OptimumBank Holdings, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Investor Relations & Corporate Relations

Contact: Seth Denison

Telephone: (305) 401-4140

Email: SDenison@OptimumBank.com